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TABLE OF CONTENTS
Exhibit A—Plan of Minority Stock Issuance

Exhibit 2.1

HARBORONE BANK

PLAN OF REORGANIZATION
AND
MINORITY STOCK ISSUANCE

Adopted by the Board of Directors on January 27, 2016

A-i

A-ii

ARTICLE 1.
Introduction—Business Purpose

        This Plan of Reorganization and Minority Stock Issuance provides for the reorganization of HarborOne Bank, a Massachusetts cooperative bank in mutual form, into a mutual holding company form of organization with a mid-tier holding company and the offer for sale of up to 49.9% of the common stock by the Mid-Tier Holding Company pursuant to the Stock Issuance Plan attached hereto as Exhibit A and incorporated herein. Capitalized terms used in this Plan shall have the meaning ascribed to them in Article II of this Plan.

        The Board of Directors and management believe that it is desirable to operate in a more flexible form (i.e., the mutual holding company form of organization) that enables the Bank to continue as a successful, independent, community-focused institution, while increasing its economic potential and ability to grow so that it can best meet the needs of its customers and communities. Specifically, the holding company structure will create various business opportunities for Bank that are not currently available to it as a mutual co-operative bank. Effectuating the Reorganization and Offering will enable the Bank to (1) support future growth and profitability through, among other things, increased lending; (2) compete more effectively in the financial services marketplace by diversifying the products and services offered to customers; (3) make necessary capital investments in facilities and technology; (4) increase philanthropic endeavors to the communities served by the Bank through the formation and funding of a charitable foundation dedicated to charitable purposes within these communities; (5) offer depositors, employees, management and directors an equity ownership interest in the stock holding company; and (6) attract and retain qualified directors, management and employees through stock-based compensation plans.

        The holding company structure will also permit the institution to:

  •
  acquire other mutual banks without causing the acquired bank to lose its separate identity, making such a transaction more attractive to the acquired mutual bank, and preserving its relationship with the customers who chose it and the communities it serves;

  •
  acquire stock banks, permissible non-banking companies, and banks located in other states;

  •
  make certain investments and engage in certain activities that are prohibited to banks without holding companies;

  •
  increase its access to capital; and

  •
  engage in such other activities as may be permitted by law.

        This Plan is subject to approval by a majority of the Members present and voting at a special meeting called for such purpose. In addition, the transactions contemplated in this Plan are subject to the prior written approval of various regulatory agencies.

ARTICLE 2.
Definitions

        As used in this Plan, the terms set forth below have the following meanings:

        2.1    Acting in Concert.    The term "Acting in Concert" means Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the board of trustees or directors of the MHC, the Mid-Tier Holding Company or the Bank, as applicable, or Officers delegated by such board and may be based on any evidence upon which the board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies; provided; however, that the determination of whether a group is Acting in Concert remains subject to review by the Division. Persons living at the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the board or such delegatee. Directors of the Bank and the Mid-Tier Holding Company or trustees of the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards, including the board of corporators.

        2.2    Affiliate.    An "Affiliate" of, or a Person "Affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

        2.3    Application.    The application, including a copy of this Plan, submitted by the Bank to the Commissioner for approval of the Reorganization and the Offering, including the formation of New Mutual and Subsidiary Bank and the merger of the Bank with and into Subsidiary Bank.

        2.4    Associate.    The term "Associate," when used to indicate a relationship with any Person, means: (a) any corporation or organization (other than the Bank, the Mid-Tier Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is an Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director, trustee or Officer of the MHC, the Mid-Tier Holding Company or the Bank; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Mid-Tier Holding Company or the Bank. When used to refer to a Person other than an Officer, director or trustee of the Bank, the MHC or the Mid-Tier Holding Company, the Mid-Tier Holding Company or the Bank, as applicable, in its sole discretion may determine the Persons that are Associates of other Persons. Trustees of the MHC and directors of the Mid-Tier Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such board.

        2.5    Bank.    HarborOne Bank, a Massachusetts-chartered mutual co-operative bank with its main office in Brockton, Massachusetts, as such bank exists prior to the Merger, together with its subsidiaries.

        2.6    Bank Common Stock.    The common stock, par value $1.00 per share, of Resulting Bank.

        2.7    BHC Act.    The Bank Holding Company Act of 1956, as amended.

        2.8    Commissioner.    The Commissioner of Banks of the Commonwealth of Massachusetts.

        2.9    Community Offering.    A Direct Community Offering and/or a Syndicated Community Offering.

        2.10    Control.    The term "Control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

        2.11    Corporator.    A member of the Board of Corporators of the MHC.

        2.12    Deposit Account.    Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plans, SEPs and Individual Retirement Accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies, certain escrow accounts, or trust department accounts held separately from deposit accounts in accordance with Section 4 of Chapter 167G of the MGL.

        2.13    Direct Community Offering.    The offering for sale directly by the Mid-Tier Holding Company of Mid-Tier Conversion Stock (a) to the Local Community, as provided in Section 5.6 of the Stock Issuance Plan, with preference given to natural persons residing in the Local Community, and then (b) to the public at large. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

        2.14    Division.    The Division of Banks of the Commonwealth of Massachusetts.

        2.15    Effective Time.    The effective time of the Reorganization.

        2.16    Eligible Account Holder.    Any Person holding a Qualifying Deposit on the Eligibility Record Date.

        2.17    Eligibility Record Date.    December 31, 2014, the date for determining who qualifies as an Eligible Account Holder.

        2.18    Employee.    All persons who are employed by the Bank, the Mid-Tier Holding Company or the MHC or any subsidiary of the Bank, the Mid-Tier Holding Company or the MHC. The term "Employee" does not include a trustee, director or Officer.

        2.19    Employee Plan.    Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan of the MHC, the Mid-Tier Holding Company or the Bank.

        2.20    ESOP.    The employee stock ownership plan to be established by the Bank.

        2.21    Estimated Valuation Range.    The dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation

Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the Range Maximum, as described more fully in Section 3.2 of the Stock Issuance Plan.

        2.22    Exchange Act.    The Securities Exchange Act of 1934, as amended.

        2.23    FDIC.    The Federal Deposit Insurance Corporation.

        2.24    FDIC Applications.    The notice of intent to convert to stock form submitted to the FDIC by the Bank seeking the FDIC's non-objection to the Reorganization, the application for deposit insurance submitted to the FDIC by the Subsidiary Bank and, if required, New Mutual, and the application submitted to the FDIC by the Bank seeking the FDIC's approval of the Bank's merger with and into Subsidiary Bank.

        2.25    Firm Commitment Underwritten Offering.    The offering, at the sole discretion of the Mid-Tier Holding Company, of Mid-Tier Conversion Stock not subscribed for in the Subscription Offering and any Direct Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and the Direct Community Offering, if any.

        2.26    Foundation.    A charitable foundation established and funded by the Mid-Tier Holding Company immediately following the Reorganization as contemplated by Article II of the Stock Issuance Plan. The Foundation will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

        2.27    FRB.    The Board of Governors of the Federal Reserve System.

        2.28    FRB Application.    The application to be submitted by the MHC and the Mid-Tier Holding Company to the FRB seeking the FRB's approval to become a bank holding company.

        2.29    Group Maximum Purchase Limit.    The limitation on the purchase of shares of Mid-Tier Conversion Stock established by Section 6.3 of the Stock Issuance Plan, as such limit may be increased pursuant to said Section 6.3.

        2.30    Independent Appraiser.    The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Mid-Tier Conversion Stock.

        2.31    Independent Valuation.    The estimated pro forma market value of the Mid-Tier Conversion Stock as determined by the Independent Appraiser.

        2.32    Individual Maximum Purchase Limit.    The limitation on the purchase of shares of Mid-Tier Conversion Stock established by Section 6.2 of the Stock Issuance Plan, as such limit may be increased pursuant to said Section 6.2.

        2.33    Information Statement.    The information statement required to be sent to the Members in connection with the Special Meeting.

        2.34    IRS.    The United States Internal Revenue Service.

        2.35    Liquidation Account.    The liquidation account established pursuant to Section 7.7 of the Stock Issuance Plan.

        2.36    Local Community.    The Massachusetts cities and towns of Abington, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman.

        2.37    Marketing Agent.    The broker-dealer responsible for managing the Offering and sale of Mid-Tier Conversion Stock.

        2.38    Market Maker.    A broker-dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes a bona fide, competitive bid and offers quotations in a recognized inter-dealer quotation system, (ii) furnishes bona fide competitive bid and offer quotations on request, and (iii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

        2.39    Member.    A Person who is recorded on the books of the Bank as the holder of one or more shares or accounts of the Bank.

        2.40    Merger.    The merger of Bank and Subsidiary Bank.

        2.41    MGL.    The General Laws of the Commonwealth of Massachusetts.

        2.42    MHC.    HarborOne Mutual Bancshares, the mutual holding company established by the amendment and restatement of New Mutual's charter.

        2.43    Mid-Tier Common Stock.    The common stock authorized to be issued from time to time by the Mid-Tier Holding Company.

        2.44    Mid-Tier Conversion Stock.    The Mid-Tier Common Stock to be issued by the Mid-Tier Holding Company in the Reorganization and Offering.

        2.45    Mid-Tier Holding Company.    HarborOne Bancorp, Inc., a Massachusetts corporation.

        2.46    Minority Stock Issuance.    The shares of Mid-Tier Conversion Stock sold in the Offering and contributed to the Foundation.

        2.47    New Mutual.    HarborOne Interim Mutual Co-operative Bank, the Massachusetts-chartered mutual co-operative bank to be established to facilitate the formation of MHC.

        2.48    Non-Tax-Qualified Employee Benefit Plan.    Any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

        2.49    Offering.    The Subscription Offering, the Direct Community Offering, the Syndicated Community Offering and the Firm Commitment Underwritten Offering.

        2.50    Officer.    The Chairman of the board of directors, the President, any officer of the level of vice president or above, the Clerk, the Secretary, and the Treasurer of the Bank, the MHC or the Mid-Tier Holding Company, as the case may be.

        2.51    Person.    An individual, corporation, partnership, association, joint-stock company, trust (including Keogh Plans, SEPs and Individual Retirement Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

        2.52    Plan.    This Plan of Reorganization and Minority Stock Issuance, including any amendments hereto.

        2.53    Qualifying Deposit.    The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided that such aggregate balance is not less than $50. In determining the aggregate balance, any Deposit Account having a negative balance on the Eligibility Record Date or Supplemental Eligibility Record Date shall be disregarded.

        2.54    Range Maximum.    The valuation which is 15% above the midpoint of the Estimated Valuation Range.

        2.55    Range Minimum.    The valuation which is 15% below the midpoint of the Estimated Valuation Range.

        2.56    Regulations.    The regulations of the Division regarding mutual holding company reorganizations and minority offerings of Massachusetts cooperative banks in mutual form, the regulations of the FDIC regarding mutual holding company reorganizations and minority offerings, and the regulations of the FRB regarding the formation of bank holding companies and issuance of stock by subsidiaries of mutual holding companies.

        2.57    Reorganization.    Collectively, the formation of New Mutual and establishment of MHC, the formation of the Mid-Tier Holding Company and MHC's acquisition of the Mid-Tier Holding Company, the formation of Subsidiary Bank, and the Merger.

        2.58    Resulting Bank.    The bank surviving the Merger of Bank and Subsidiary Bank, the name of which will be HarborOne Bank.

        2.59    SEC.    The Securities and Exchange Commission.

        2.60    Secretary.    The Secretary of the Commonwealth of the Commonwealth of Massachusetts.

        2.61    Share Insurance Fund.    The Share Insurance Fund, a private fund owned by member co-operative banks, which insures all deposits at co-operative banks in Massachusetts above FDIC limits.

        2.62    Special Meeting.    The special meeting of Members of the Bank called for the purpose of voting on the Plan.

        2.63    Stock Issuance Plan.    The Plan of Minority Stock Issuance attached hereto as Exhibit A.

        2.64    Subscription Offering.    The offering of Mid-Tier Conversion Stock for subscription by Persons holding subscription rights pursuant to the Plan.

        2.65    Subscription Price.    The price per share, determined as provided in Section 3.3 of the Stock Issuance Plan, at which the Mid-Tier Conversion Stock will be sold in the Offering.

        2.66    Subsidiary.    A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

        2.67    Subsidiary Bank.    HarborOne Interim Stock Co-operative Bank, a Massachusetts-chartered stock co-operative bank to be established by the MHC.

        2.68    Supplemental Eligible Account Holder.    Any Person (other than Officers, directors, trustees, or corporators of the MHC, the Mid-Tier Holding Company or the Bank and their Associates) holding a Qualifying Deposit on the Supplemental Eligibility Record Date (if established).

        2.69    Supplemental Eligibility Record Date.    If the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to approval of the Application by the Commissioner, a supplemental record date shall be established for determining who qualifies as a Supplemental Eligible Account Holder. If required, the Supplemental Eligibility Record Date is June 30, 2015.

        2.70    Syndicated Community Offering.    At the sole discretion of the Mid-Tier Holding Company, the offering of Mid-Tier Conversion Stock not subscribed for in the Subscription Offering or the Direct Community Offering to members of the general public following or contemporaneously with the Direct Community Offering through a syndicate of broker-dealers.

        2.71    Tax-Qualified Employee Plan.    Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the Bank, the Mid-Tier Holding Company, the MHC, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

ARTICLE 3.
General Procedure for Reorganization and Offering

        3.1   The Reorganization and Offering is expressly conditioned upon prior occurrence of the following:

          (a)   Approval of the Plan by the affirmative vote of a majority of the Members present and voting at a special meeting called for such purpose.

          (b)   Approval by the Commissioner of the Application, including the Plan and all exhibits hereto.

          (c)   Approval by or non-objection of the FDIC of the FDIC Applications.

          (d)   Approval by the FRB of the FRB Application.

          (e)   Confirmation that deposit accounts in Resulting Bank will continue to be insured by the Share Insurance Fund in excess of FDIC coverage limits.

        3.2   Upon approval by at least two-thirds of all directors of the Bank, the Plan will be submitted to the Commissioner as part of the Application, to the FDIC as part of the FDIC Applications, and to the FRB as part of the FRB Application, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner and approval or non-objection, as applicable, by the FDIC and the FRB. The Bank must also receive an opinion of its counsel as to the federal and Massachusetts income tax consequences of the Reorganization substantially to the effect that the Reorganization will not result in a taxable transaction to the MHC, the Bank, the Mid-Tier Holding Company, or (provided the subscription rights have no value) the Bank's depositors under the Internal Revenue Code of 1986, as amended, or Massachusetts law. Upon a determination by the Commissioner that the Application is complete, the Bank will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations. The MHC and the Mid-Tier Holding Company will also publish any notice required in connection with the FRB Application.

        3.3   Following approval of the Plan and the proposed Information Statement by the Commissioner, the Special Meeting shall be scheduled in accordance with the Bank's Bylaws. The Plan (as may be revised in response to comments received from the Commissioner, the FDIC and the FRB), any proposed revisions and amendments to the charters and bylaws of the Bank, the proposed charters of the MHC and the Mid-Tier Holding Company, and any

information required pursuant to the Regulations, will be submitted to the Members for their consideration and approval at the Special Meeting. The Bank will mail to the Members a copy of the Information Statement not less than seven (7) days before the Special Meeting. Following approval of the Plan by the Members, the Bank intends to take such steps as may be appropriate pursuant to applicable laws and regulations to effect the Reorganization.

        3.4   Following the Reorganization, all persons who prior thereto held depository rights with respect to, or other rights as creditors of, Bank shall have such rights solely with respect to Resulting Bank, and the corresponding liability or obligation of Bank to such persons shall be assumed by Resulting Bank.

        3.5   All persons who had liquidation rights pursuant to Chapter 167I, Section 15 of the MGL with respect to Bank prior to the Reorganization shall continue to have such rights solely with respect to MHC for as long as such depositor remains a depositor of Resulting Bank. All existing and future depositors of Resulting Bank shall have the same liquidation rights in MHC pursuant to Chapter 167H, Section 2 of the MGL as were conferred upon depositors of Bank as in effect immediately prior to the Reorganization. All existing and future depositors of any subsidiary banking institution or bank that is acquired by MHC in the future and is in the mutual form of organization when so acquired shall have the same liquidation rights in MHC pursuant to Chapter 167H, Section 2 of the MGL as were conferred upon depositors of such acquired bank immediately prior to such acquisition; provided that if such acquired bank is merged into another subsidiary bank from which MHC draws members, the depositors of such acquired bank shall receive the same liquidation rights as the depositors of the subsidiary bank into which such acquired bank is merged.

        3.6   The Articles of Organization and Bylaws of New Mutual shall be in substantially the forms set forth in Exhibits B and C, respectively, to this Plan, and are made a part of this Plan. By their approval of the Plan, the Members shall have approved and adopted the Charter and Bylaws of New Mutual.

        3.7   The Articles of Organization and Bylaws of New Mutual shall be amended and restated, in substantially the forms set forth in Exhibits D and E, respectively, to this Plan, to become the Charter and Bylaws of MHC. By their approval of the Plan, the Members shall have approved and adopted the Charter and Bylaws of MHC.

        3.8   The board of directors of the Bank will take all necessary steps to form the Mid-Tier Holding Company and to complete the Offering, including the timely filing of all necessary applications to appropriate regulatory authorities, and the filing of a registration statement to register the sale of Mid-Tier Conversion Stock with the SEC. Copies of the proposed Articles of Organization and Bylaws of the Mid-Tier Holding Company are attached hereto as Exhibits F and G, respectively, of this Plan and are made a part of the Plan. By their approval of the Plan, the Members shall have approved and adopted the Charter and Bylaws of the Mid-Tier Holding Company.

        3.9   The Articles of Organization and Bylaws of Subsidiary Bank shall be in substantially the forms set forth in Exhibits H and I, respectively, to this Plan. By their approval of the Plan, the Members shall have approved and adopted the Charter and Bylaws of Subsidiary Bank.

ARTICLE 4.
The Reorganization

        4.1   The Bank will effectuate the Reorganization in the following steps:

          4.1.1  The Bank will cause the formation of the Mid-Tier Holding Company.

          4.1.2  The Bank will cause the formation of New Mutual.

          4.1.3  New Mutual will amend and restate its charter to convert into the MHC. It is anticipated that MHC will be capitalized by the Offering and at such times and in such amounts and by such methods as may be deemed advisable and necessary following the Reorganization.

          4.1.4  The MHC will acquire the outstanding capital stock of the Mid-Tier Holding Company.

          4.1.5  The MHC will form the Subsidiary Bank as a wholly-owned subsidiary of the MHC.

          4.1.6  The Bank and Subsidiary Bank shall merge, with Subsidiary Bank surviving the Merger as Resulting Bank. The terms of the Merger shall be set forth in an Agreement and Plan of Merger by and between Bank and Subsidiary Bank, in substantially the form set forth in Exhibit J to this Plan, and the Merger shall be effectuated by the filing of Articles of Merger with the Secretary. At the Effective Time, each issued and outstanding share of common stock of Subsidiary Bank shall automatically and without any action on the part of the holder thereof be converted into one (1) share of the common stock of Resulting Bank, in the aggregate representing one hundred percent (100%) of the issued and outstanding common stock of Resulting Bank.

          4.1.7  Each issued and outstanding share of common stock of Resulting Bank will be transferred to the Mid-Tier Holding Company.

        4.2   The Charter and Bylaws of Resulting Bank shall be in substantially the forms set forth in Exhibits K and L, respectively, to this Plan. The Charter and Bylaws of Resulting Bank shall be the Charter and Bylaws of Subsidiary Bank, except that Resulting Bank's Charter shall have different prefatory language on page one. Such Charter and Bylaws of Resulting Bank shall remain in such form until further altered, amended or repealed in accordance with their terms and applicable law.

        4.3   Resulting Bank's initial Directors shall be those persons serving as the Directors of Subsidiary Bank immediately preceding the Effective Time. The initial Officers of Resulting Bank shall be those persons serving as Officers of Subsidiary Bank immediately preceding the Effective Time.

        4.4   From and after the Effective Time, the Merger shall have the effects set forth in Chapter 167H and Chapter 167I of the MGL.

ARTICLE 5.
Capital Stock

        5.1   With the prior approval of the Commissioner, and subject to such conditions, restrictions and regulations prescribed by the Commissioner and other applicable law, the Mid-Tier Holding Company may issue shares of common stock (or other securities, as defined in Chapter 167H of the MGL) to persons or entities other than MHC, including the general public, following the consummation of the Reorganization; provided, however, that in no event shall MHC hold less than a majority of the combined voting power of all classes of securities of the Mid-Tier Holding Company that have voting power in the election of the Directors of the Mid-Tier Holding Company. The Stock Issuance Plan is attached hereto as Exhibit A.

ARTICLE 6.
Deposit Accounts

        6.1   Each depositor of Bank immediately prior to the Reorganization shall, upon consummation of the Reorganization, continue to hold, without payment, an account in Resulting Bank equal in dollar amount, interest rate, maturity and other terms and conditions to such deposit account immediately prior to the Reorganization and evidenced by the same account agreement, signature card, ATM card, passbook, checkbook or other documentation that evidenced such deposit account prior to the Reorganization. Deposit accounts in Resulting Bank shall continue to be insured by the FDIC up to applicable limits and by the Share Insurance Fund for amounts in excess of such limits.

ARTICLE 7.
Loans And Other Assets Of Bank

        7.1   All loans and other assets of Bank shall retain the same status after the Reorganization as such loans and other assets had immediately prior to the Reorganization, except that all such loans and other assets will, upon consummation of the Merger at the Effective Time, be deemed irrevocably transferred to Resulting Bank by operation of this Plan and applicable law.

ARTICLE 8.
Applications and Approvals

        8.1   Consummation of the Reorganization is subject to the approval, determination or ruling of certain regulatory and governmental agencies, including, without limitation, the following:

          8.1.1  An application to establish a mutual holding company and complete a minority stock issuance, including the formation of New Mutual and Subsidiary Bank, all pursuant to MGL Chapter 167H, Sections 2, 3, filed by Bank with the Commissioner. Unless the Commissioner approves the Reorganization and Offering within sixty (60) days or extends for another thirty (30) days the time in which such approval may be issued, Bank may not proceed with the Reorganization and Offering. The Commissioner's approval of the Reorganization and Offering shall constitute approval of the Plan and the Exhibits hereto.

          8.1.2  An application for Bank to merge with and into Subsidiary Bank, pursuant to MGL Chapter 167H, Section 7 and Chapter 167I, Section 4, filed by Bank with the Commissioner.

          8.1.3  A notice of intent to convert to stock form filed by the Bank with the FDIC.

          8.1.4  An application for deposit insurance for Subsidiary Bank and, if required, New Mutual, filed by Bank with the FDIC.

          8.1.5  An Interagency Bank Merger Act Application seeking approval of the merger of Bank with and into Subsidiary Bank, filed by Bank with the FDIC.

          8.1.6  An application for permission to become a bank holding company, pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, filed by MHC and the Mid-Tier Holding Company with the Board of Governors of the Federal Reserve System.

          8.1.7  A registration statement on Form S-1 filed by the Mid-Tier Holding Company with the SEC.

          8.1.8  A confirmation from the Share Insurance that deposit accounts in Resulting Bank will continue to be insured by the Share Insurance in excess of FDIC coverage limits.

        8.2   Bank will, to the extent required by law, cause such other applications, notices or documents required to consummate the Reorganization and Offering to be prepared and filed with applicable state or federal governmental or regulatory agencies.

        8.3   Bank shall obtain an opinion of tax counsel as to the tax consequences of the Reorganization to the parties thereto and to Bank's depositors. It is intended that the Reorganization will qualify as a tax-free reorganization and will not result in any gain or loss for federal or state income tax purposes to MHC, the Mid-Tier Holding Company, Subsidiary Bank, Bank, or Bank's depositors.

ARTICLE 9.
Miscellaneous

        9.1   All interpretations of the Plan and application of its provisions to particular circumstances by the Bank, the Mid-Tier Holding Company and the MHC shall be final, subject to the authority of the Commissioner. When a reference is made in the Plan to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words "include", "includes" or "including" are used in the Plan, they shall be deemed to be followed by the words "without limitation".

        9.2   If deemed necessary or desirable, the terms of the Plan may be substantively amended by a majority vote of the members of the board of directors of the Bank as a result of comments from regulatory authorities at any time prior to approval of the Plan by the Commissioner and at any time thereafter with the concurrence of the Commissioner. If amendments to the Plan are made after the Special Meeting, no further approval of the Members will be necessary unless otherwise required by the Commissioner. The Plan may be terminated by the board of directors of the Bank in its sole discretion, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner. The Plan will terminate if the Reorganization is not completed within twenty-four months from the date of approval of the Plan by the Members of the Bank.

ARTICLE 10.
Liquidation of Mutual Holding Company

        10.1 MHC shall liquidate pursuant to Chapter 167I, Section 15 of MGL upon the sale or acquisition of its sole subsidiary banking institution to a bank holding company that is not a mutual holding company or to a banking institution that is not a subsidiary banking institution of a mutual holding company.

ARTICLE 11.
Expenses

        11.1 The expenses incurred in connection with the Reorganization, to be initially borne by Bank, shall be paid or reimbursed by MHC promptly after consummation of the Reorganization, and shall be reasonable.

 ARTICLE 12.
Governing Law

        12.1 This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

ARTICLE 13.
Mid-Tier, New Mutual, and Resulting Bank to Join as Additional Parties

        13.1 Upon their respective formations, the Mid-Tier Holding Company, New Mutual (as the predecessor in interest of MHC), and Subsidiary Bank, shall each join as a party to this Plan by signing a counterpart signature page hereof to signify their respective concurrence with the terms of this Plan, including, without limitation, New Mutual's obligation to honor the liquidation rights of depositors, as provided in Section 3 of this Plan, and Subsidiary Bank's obligation to merge with Bank pursuant to Section 4 of this Plan.

 Exhibit A—Plan of Minority Stock Issuance

HARBORONE BANK

PLAN OF MINORITY STOCK ISSUANCE

TABLE OF CONTENTS

Page
ARTICLE I OFFER AND SALE OF MID-TIER CONVERSION STOCK		A-A-1
ARTICLE II ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION		A-A-1
2.1	Establishment of the Foundation	A-A-1
2.2	Purposes of the Foundation; Charitable Contributions	A-A-1
2.3	Board of Directors of the Foundation	A-A-2
ARTICLE III SHARES TO BE OFFERED		A-A-2
3.1	Mid-Tier Common Stock	A-A-2
3.2	Independent Valuation	A-A-2
3.3	Subscription Price	A-A-2
3.4	Number of Shares	A-A-2
3.5	Increase or Decrease in Number of Shares	A-A-3
3.6	Confirmation of Valuation	A-A-3
ARTICLE IV SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK		A-A-3
4.1	Distribution of Prospectus	A-A-3
4.2	Order Forms	A-A-3
4.3	Undelivered, Defective or Late Order Form; Insufficient Payment	A-A-4
4.4	Payment for Stock	A-A-4
ARTICLE V STOCK PURCHASE PRIORITIES		A-A-5
5.1	Priorities for Offering	A-A-5
5.2	Certain Determinations	A-A-5
5.3	Minimum Purchase; No Fractional Shares	A-A-5
5.4	Overview of Priorities	A-A-5
5.5	Priorities For Subscription Offering	A-A-5
5.6	Priorities for Direct Community Offering	A-A-6
5.7	Priorities for Syndicated Community Offering	A-A-7
ARTICLE VI ADDITIONAL LIMITATIONS ON PURCHASES		A-A-7
6.1	General	A-A-7
6.2	Individual Maximum Purchase Limit	A-A-7
6.3	Group Maximum Purchase Limit	A-A-8
6.4	Purchases by Officers and Directors	A-A-8
6.5	Special Rule for Tax-Qualified Employee Plans	A-A-8
6.6	Increase in the Total Number of Shares Offered	A-A-8
6.7	Illegal Purchases	A-A-8
6.8	Rejection of Orders	A-A-8
6.9	Subscribers in Non-Qualified States or in Foreign Countries	A-A-8
6.10	No Offer to Transfer Shares	A-A-9
6.11	Confirmation by Purchasers	A-A-9
6.12	Minority Stock Issuance Limitations	A-A-9
ARTICLE VII POST OFFERING MATTERS		A-A-10
7.1	Stock Purchases After the Minority Stock Issuance	A-A-10
7.2	Resales of Stock by Management Persons	A-A-10
7.3	Stock Certificates	A-A-10
7.4	Restriction on Financing Stock Purchases	A-A-10
7.5	Stock Benefit Plans	A-A-10
7.6	Market for Mid-Tier Common Stock	A-A-11
7.7	Liquidation Account	A-A-11
7.8	Repurchase of Stock	A-A-12

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Page
7.9	Offering Expenses	A-A-13
7.10	Public Inspection of Applications	A-A-13
7.11	Enforcement of Terms and Conditions	A-A-13
7.12	Voting Rights Following the Offering	A-A-13
7.13	Waiver of Dividends	A-A-13
7.14	Proceeds of Future Stock Issuances	A-A-13
ARTICLE VIII MISCELLANEOUS		A-A-13
8.1	Interpretation of Plan	A-A-13
8.2	Amendment or Termination of the Plan	A-A-13

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        This Plan of Minority Stock Issuance (the "Stock Issuance Plan") is a part of HarborOne Bank's Plan of Reorganization and Minority Stock Issuance (the "Plan") and should be read in connection therewith. Capitalized terms used in this Stock Issuance Plan and not defined herein shall have the meaning ascribed to them in Article 2 of the Plan.

ARTICLE I
Offer and Sale of Mid-Tier Conversion Stock

        1.1   If the Members approve the Plan, and upon receipt of all required regulatory approvals, the Mid-Tier Conversion Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders (if any), any Tax-Qualified Employee Benefit Plans, and Employees, Officers and directors in the manner set forth in Article V hereof. The Subscription Offering period will run for no less than 20 but no more than 45 days from the date of distribution of the Subscription Offering materials, unless extended by the Mid-Tier Holding Company with the approval of the Commissioner, the FDIC and the FRB, if required. If feasible, any Mid-Tier Conversion Stock remaining may then be sold to the general public through a Direct Community Offering as provided in Article V hereof, which may be held either subsequent to or concurrently with the Subscription Offering.

        1.2   If feasible, any shares of Mid-Tier Conversion Stock remaining unsold after completion of the Subscription Offering and a Direct Community Offering may, in the sole discretion of the Mid-Tier Holding Company, be sold in a Syndicated Community Offering or a Firm Commitment Underwritten Offering (which may commence following or contemporaneously with the Direct Community Offering) or in any manner receiving the required approval of any regulatory agencies. If for any reason a Syndicated Community Offering or a Firm Commitment Underwritten Offering cannot be effected, the Mid-Tier Holding Company will use its best efforts to obtain other purchasers in order to meet the Range Minimum, subject to the approval of the Commissioner, the FDIC and the FRB, if required. The sale of shares of Mid-Tier Conversion Stock to be sold pursuant to this Stock Issuance Plan must be completed within 45 days after expiration of the Subscription Offering; subject to the extension of such 45 day period by the Mid-Tier Holding Company with the approval of the Commissioner, the FDIC and the FRB, if required. The Mid-Tier Holding Company may seek one or more extensions of such 45 day period if necessary to complete the sale of shares of Mid-Tier Conversion Stock. If all available shares of Mid-Tier Conversion Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering or Firm Commitment Underwritten Offering and the Reorganization will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

ARTICLE II
Establishment and Funding of Charitable Foundation.

        2.1    Establishment of the Foundation.    As part of the Reorganization, the Mid-Tier Holding Company intends to establish the Foundation which will qualify as an exempt organization under Section 50l(c)(3) of the Internal Revenue Code and to contribute to the Foundation cash in the amount of 0.667% of the gross proceeds raised in the Offering and a number of shares of Mid-Tier Common Stock equal to 1.2% of the Mid-Tier Conversion Stock.

        2.2    Purposes of the Foundation; Charitable Contributions.    The Foundation is being formed in connection with the Reorganization in order to support the Bank's charitable activities within the communities served by the Bank, and to complement the Bank's community reinvestment activities in a manner that will allow the Bank's local communities (now and in the future) to share in the Bank's financial success as a locally headquartered, community-minded, financial services institution. The funding of the Foundation with Mid-Tier Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Mid-Tier Holding Company and the Bank over the long term. The Foundation will be dedicated to the promotion of charitable purposes including, without limitation, community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within the Mid-Tier Holding Company's and the Bank's community of not less than 5.0% of the average fair value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell a portion of the Mid-Tier Common Stock contributed to it by the Mid-Tier Holding Company. The Foundation will operate in accordance with the following conditions:

  •
  The Foundation must vote its shares of Mid-Tier Common Stock in the same ratio as other holders of such shares;

  •
  The Foundation shall be subject to examination by the Division and the FRB at the Foundation's expense;

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  •
  The Foundation shall comply with all supervisory directives or regulatory bulletins imposed by the Division or the FRB;

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  The Foundation shall operate in compliance with written policies adopted by its board of directors, including adopting a business plan and conflict of interest policy;

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  The Foundation shall provide annual reports to the Division and the FRB describing the grants made and the grant recipients;

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  The Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code;

  •
  The Articles of Organization and Bylaws of the Foundation shall not be amended in any material way without the prior written approval of the Commissioner; and

  •
  Such conditions, if any, as may be imposed by the Commissioner.

        2.3    Board of Directors of the Foundation.    The board of directors of the Foundation initially will consist of a majority of individuals who are directors and officers of the Mid-Tier Holding Company or the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. For a period of five years following the Reorganization, at least one director on the board of directors of the Foundation will be an independent director who is not an Employee, Officer, director, trustee or corporator of the MHC, the Mid-Tier Holding Company or the Bank nor a significant borrower of the Bank.

ARTICLE III
Shares to be Offered

        3.1    Mid-Tier Common Stock.    The Mid-Tier Conversion Stock, when issued in accordance with this Stock Issuance Plan, shall be fully paid and nonassessable. The total number of shares of Mid-Tier Common Stock authorized under the Mid-Tier Holding Company's Articles of Organization will exceed the number of shares of Mid-Tier Conversion Stock to be issued to the Mid-Tier Holding Company stockholders in the Reorganization and the Offering. MID-TIER COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

        3.2    Independent Valuation.    An Independent Appraiser shall be employed by the Bank to provide it with an Independent Valuation as required by the Regulations, which value shall be included in the prospectus (as described in Section 4.1 of this Stock Issuance Plan) filed with the Commissioner, the FDIC, the FRB and the SEC. The directors of the Bank shall thoroughly review and analyze the methodology and reasonableness of the Independent Valuation. The Independent Valuation will be made by a written report to the Bank, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner, the FDIC and the FRB. Based on the Independent Valuation provided by the Independent Appraiser to the Bank before the commencement of the Subscription Offering, the Board of Directors shall determine the percentage of shares to be sold in the Offering, which shall form the midpoint of the Estimated Valuation Range. Such Estimated Valuation Range will vary within 15% above (the "Range Maximum") to 15% below (the "Range Minimum") such midpoint. The Independent Appraiser shall also present to the Bank at the close of the Subscription Offering a valuation of the pro forma market value of the Mid-Tier Conversion Stock.

        3.3    Subscription Price.    All shares sold in the Offering will be sold at a uniform price per share (the "Subscription Price"), preliminarily set at $10.00 per share, which price will be definitively determined before the commencement of the Offering. If there is a Syndicated Community Offering or Firm Commitment Underwritten Offering, the price per share at which the Mid-Tier Conversion Stock is sold in such Syndicated Community Offering or Firm Commitment Underwritten Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering. The aggregate purchase price for all shares of Mid-Tier Conversion Stock will be equal to the estimated consolidated pro forma market value of the Mid-Tier Conversion Stock, as determined for such purpose by the Independent Appraiser.

        3.4    Number of Shares.    The total number of shares (and a range thereof) of Mid-Tier Conversion Stock to be issued and offered for sale will be determined by the board of directors of the Mid-Tier Holding Company and the Bank immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range and the Subscription Price. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner, the FDIC and the FRB, if necessary. In particular, the total number of shares may be increased by up to 15% above the Range Maximum if the Independent Valuation is increased subsequent to the commencement of the

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Subscription Offering to reflect changes in market and financial conditions or demand for the Mid-Tier Conversion Stock and the resulting aggregate purchase price is not more than 15% above the Range Maximum.

        3.5    Increase or Decrease in Number of Shares.    The number of shares of Mid-Tier Conversion Stock to be sold in the Offering may be increased or decreased by the Mid-Tier Holding Company, subject to the following provisions. In the event that the aggregate purchase price of the number of shares of Mid-Tier Conversion Stock ordered is below the minimum of the Estimated Valuation Range, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that a resolicitation will not be required if the number of shares increases by up to 15% above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Mid-Tier Holding Company shall establish, with the approval of the Commissioner, the FDIC and the FRB, if required.

        3.6    Confirmation of Valuation.    Notwithstanding the foregoing, no sale of Mid-Tier Conversion Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the Bank, the Mid-Tier Holding Company and to the Commissioner, the FDIC and the FRB that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of all shares of Mid-Tier Conversion Stock to be sold, at the Subscription Price, is incompatible with its estimate of the aggregate consolidated pro forma market value of the Mid-Tier Conversion Stock. An increase in the aggregate value of the Mid-Tier Conversion Stock by up to 15% above the Range Maximum would not be deemed to be material. If such confirmation is not received, the Mid-Tier Holding Company may cancel the Offering, resolicit and extend the Offering and establish a new Subscription Price and/or Estimated Valuation Range, or hold a new Offering or take such other action as the Commissioner, the FDIC and the FRB may permit.

ARTICLE IV
Subscription Rights and Orders for Common Stock

        4.1    Distribution of Prospectus.    The Offering shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the prospectus prepared by the Mid-Tier Holding Company has been declared effective and/or approved for use by the Commissioner, the FDIC and the FRB, if required, and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders (if any), any Tax-Qualified Employee Plan and Employees, Officers and directors at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Mid-Tier Conversion Stock in the Subscription Offering and will be made available (if and when a Community Offering is held) for use by those Persons eligible to purchase in the Community Offering.

        4.2    Order Forms.    Each order form will be preceded or accompanied by the prospectus describing the Mid-Tier Holding Company, the Bank, the Mid-Tier Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

          4.2.1  A specified date by which all order forms must be received by the Mid-Tier Holding Company, which date shall be not less than 20 nor more than 45 days following the date on which the order forms are first mailed by the Mid-Tier Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended;

          4.2.2  The Subscription Price per share for shares of Mid-Tier Conversion Stock to be sold in the Offering;

          4.2.3  A description of the minimum and maximum number of shares of Mid-Tier Conversion Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

          4.2.4  Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Mid-Tier Conversion Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

          4.2.5  An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

          4.2.6  A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Mid-Tier Holding Company within the Subscription Offering period such properly completed and executed order form, together with payment in the full amount of the purchase price as specified in the order form for the shares of Mid-Tier Conversion Stock for which the recipient elects to subscribe in the Subscription Offering; and

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          4.2.7  A statement to the effect that the executed order form, once received by the Mid-Tier Holding Company, may not be modified or amended by the subscriber without the consent of the Mid-Tier Holding Company.

        4.3    Undelivered, Defective or Late Order Form; Insufficient Payment.    In the event order forms (a) are not delivered for any reason or are returned undelivered to the Mid-Tier Holding Company by the United States Postal Service, (b) are not received back by the Mid-Tier Holding Company or are received by the Mid-Tier Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Mid-Tier Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; provided, however, that the Mid-Tier Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Mid-Tier Holding Company may specify, and all interpretations by the Bank and the Mid-Tier Holding Company, as applicable, of terms and conditions of this Stock Issuance Plan and of the order forms will be final, subject to the review and approval of the Commissioner. The Mid-Tier Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed order forms.

        4.4    Payment for Stock.

          4.4.1  All payments for Mid-Tier Conversion Stock subscribed for or ordered in the Offering must be delivered in full to the Mid-Tier Holding Company, together with a properly completed and executed order form, except in the case of the Syndicated Community Offering or the Firm Commitment Underwritten Offering, on or before the expiration date specified on the order form, unless such date is extended by the Bank and the Mid-Tier Holding Company; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Mid-Tier Conversion Stock subscribed for by such plans at the Subscription Price immediately prior to consummation of the Offering, provided, further, that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offering a loan commitment to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. Payment for Mid-Tier Conversion Stock may also be made by a participant in an Employee Plan (including the Bank's 401(k) plan) causing funds held for such participant's benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Mid-Tier Conversion Stock.

          4.4.2  Payment for Mid-Tier Conversion Stock shall be made either by personal check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank (and if the Bank has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. Wire transfers may be accepted at the sole discretion of the Mid-Tier Holding Company. Any authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the statement savings rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser pending consummation of the Offering or expiration of the 45-day period (or such longer period as may be approved by the Commissioner) following termination of the Subscription Offering, whichever occurs first. Upon consummation of the Offering, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks, money orders and bank drafts will be paid by the Bank at the Bank's statement rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

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ARTICLE V
Stock Purchase Priorities

        5.1    Priorities for Offering.    All purchase priorities established by this Article V shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article VI of this Stock Issuance Plan. In addition to the priorities set forth in this Article V, the Bank may establish other priorities for the purchase of Mid-Tier Conversion Stock, subject to the approval of the Commissioner, the FDIC and the FRB, if required.

        5.2    Certain Determinations.    All interpretations or determinations of whether prospective purchasers are "residents," "Associates," or "Acting in Concert," or whether a purchase conflicts with the purchase limitations in this Stock Issuance Plan and any other interpretations of any and all other provisions of this Stock Issuance Plan shall be made by and at the sole discretion of the Mid-Tier Holding Company, and may be based on whatever evidence the Mid-Tier Holding Company may choose to use in making any such determination; provided, however, that the determination of whether a group is Acting in Concert remains subject to review by the Division. Such determination shall be conclusive, final and binding on all Persons and the Mid-Tier Holding Company may take any remedial action, including, without limitation, rejecting the purchase or referring the matters to the Commissioner for action, as in its sole discretion the Mid-Tier Holding Company may deem appropriate.

        5.3    Minimum Purchase; No Fractional Shares.    The minimum purchase by any Person shall be 25 shares (to the extent that shares of Mid-Tier Conversion Stock are available for purchase); provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

        5.4    Overview of Priorities.    In descending order of priority, the opportunity to purchase Mid-Tier Conversion Stock shall be given in the Subscription Offering to: (a) Eligible Account Holders; (b) Supplemental Eligible Account Holders (if any); (c) Tax-Qualified Employee Plans; and (d) Employees, Officers and directors of the Bank or any subsidiary of the Bank.

        5.5    Priorities For Subscription Offering.

          5.5.1    First Priority: Eligible Account Holders.    Upon approval of the Plan by the Members and the receipt of permission from the Commissioner, the FDIC and the FRB, if required, and the SEC to offer the Mid-Tier Conversion Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Mid-Tier Conversion Stock equal to the greatest of (a) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 6.2) by the per share Subscription Price, (b) one-tenth of one percent (.10%) of the shares offered in the Offering, or (c) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Mid-Tier Conversion Stock to be offered in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Mid-Tier Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Mid-Tier Conversion Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Mid-Tier Conversion Stock received by Officers and directors of the Bank (and their Associates) based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

          5.5.2    Second Priority: Supplemental Eligible Account Holders.    To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder (if any) shall receive non-transferable subscription rights to subscribe for a number of shares of Mid-Tier Conversion Stock equal to the greatest of (a) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (b) one-tenth of one percent (.10%) of the shares offered in the Offering, or (c) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Mid-Tier Conversion Stock to be offered in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental

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  Eligible Account Holders (if any) subscribe for a number of shares of Mid-Tier Conversion Stock which, when added to the shares subscribed for by Eligible Account Holders, exceed available shares, the available shares of Mid-Tier Conversion Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Mid-Tier Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          5.5.3    Third Priority: Tax-Qualified Employee Plans.    To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders (if any), the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Mid-Tier Conversion Stock issued in the Minority Stock Issuance. In the event that the total number of shares of Mid-Tier Conversion Stock offered in the Offering is increased to an amount greater than the Range Maximum, the Tax-Qualified Employee Plans shall have a priority right to purchase any such additional shares offered (up to an aggregate of 10% of Mid-Tier Conversion Stock issued in the Minority Stock Issuance). If the Tax-Qualified Employee Plans are not able to fill their orders in full in the Offering, then the Tax-Qualified Employee Plans may purchase shares in the open market following consummation of the Offering or utilize authorized but unissued shares of Mid-Tier Common Stock only with prior Commissioner approval.

          5.5.4    Fourth Priority: Employees, Officers and Directors.    To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders (if any), and any Tax-Qualified Employee Plans, each Employee, Officer and director of the Bank who is not an Eligible Account Holder or a Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Mid-Tier Conversion Stock offered in the Offering in an amount equal to the Individual Maximum Purchase Limit; provided, however, that the aggregate number of shares of Mid-Tier Conversion Stock that may be purchased by Officers and directors in the Offering shall be limited to 25% of the total number of shares of Mid-Tier Conversion Stock issued in the Minority Stock Issuance (including shares purchased by Officers and directors under this Section 5.5.4 and under the preceding priority categories, but not including shares purchased by the ESOP). In the event that Officers and directors subscribe under this Section 5.5.4 for more shares of Mid-Tier Conversion Stock than are available for purchase by them, the shares of Mid-Tier Conversion Stock available for purchase will be allocated by the Mid-Tier Holding Company among such subscribing Persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.

        5.6    Priorities for Direct Community Offering.

          5.6.1  Any shares of Mid-Tier Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Mid-Tier Conversion Stock directly to the general public. The Direct Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Mid-Tier Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The Mid-Tier Holding Company may use broker-dealers or investment banking firms on a best efforts basis to assist in selling the unsubscribed shares in the Subscription and Direct Community Offering. The Mid-Tier Holding Company may pay a commission or other fee to such broker-dealers or investment banking firms as to the shares sold the Subscription and Direct Community Offering and may also reimburse such firm or firms for reasonable expenses incurred in connection with the sale. The Mid-Tier Conversion Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Mid-Tier Conversion Stock. In making the Direct Community Offering, the Mid-Tier Holding Company will give preference to natural persons (including trusts of natural persons) residing in the Local Community. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Mid-Tier Conversion Stock in the Direct Community Offering. The Mid-Tier Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 5.6.

          5.6.2  In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community, so that each such Person may receive 100 shares, and thereafter, on an equal number of shares per order basis or on such other reasonable basis as may be determined by the Mid-Tier Holding Company. If oversubscription does not occur among natural Persons residing in the Local Community, orders accepted in the

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  Direct Community Offering shall be filled up to a maximum not to exceed 2% of the Mid-Tier Conversion Stock, and thereafter remaining shares shall be allocated on an equal number of shares per order basis until all orders have been filled or all shares are allocated.

          5.6.3  The terms "residence, "reside," or "residing" as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has a present intent to remain in the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is not merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, circumstances of the trustee shall be examined for purposes of this definition. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mid-Tier Holding Company.

        5.7    Priorities for Syndicated Community Offering.

          5.7.1  Any shares of Mid-Tier Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Mid-Tier Holding Company in a manner that is intended to achieve the widest distribution of the Mid-Tier Conversion Stock subject to the rights of the Mid-Tier Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Mid-Tier Conversion Stock. It is expected that any Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the expiration of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Mid-Tier Holding Company and the Marketing Agent. Such agreement shall be filed with the Division, the FDIC and the FRB, if required, and the SEC.

          5.7.2  Alternatively, if feasible, any shares of Mid-Tier Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Mid-Tier Holding Company, subject to the right of the Mid-Tier Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering.

          5.7.3  If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of unsubscribed shares of Mid-Tier Conversion Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the Mid-Tier Holding Company may seek to make other arrangements for the sale of the remaining shares in order to meet the Range Minimum. Such other arrangements will be subject to the approval of the Commissioner, the FDIC and the FRB, if required, and to compliance with applicable state and federal securities laws.

ARTICLE VI
Additional Limitations on Purchases

        6.1    General.    Purchases of Mid-Tier Conversion Stock in the Offering will be subject to the purchase limitations set forth in this Article VI.

        6.2    Individual Maximum Purchase Limit.    This Section 6.2 sets forth the "Individual Maximum Purchase Limit." No Person, through one or more qualifying deposit accounts, or Persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $600,000 of Mid-Tier Conversion Stock, except that: (a) the Mid-Tier Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Mid-Tier Conversion Stock offered in the Offering or (ii) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Mid-Tier Conversion Stock offered in the Offering; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the shares sold in the Offering. If the Mid-Tier Holding Company increases the Individual

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Maximum Purchase Limit (as permitted by this Section 6.2), subscribers in the Subscription Offering who ordered the previously-effective maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Mid-Tier Conversion Stock under this provision will be determined by the Mid-Tier Holding Company, in its sole discretion. In the event that the Individual Maximum Purchase Limit is increased to 5% of the number of shares of Mid-Tier Conversion Stock sold in the Offering, such limitation may be further increased to 9.99% of the number of shares of Mid-Tier Conversion Stock sold in the Offering; provided that orders for Mid-Tier Conversion Stock exceeding 5% of the Offering shall not exceed in the aggregate 10% of the Mid-Tier Conversion Stock sold in the Offering. Requests to purchase additional shares of the Mid-Tier Conversion Stock in the event that the purchase limitation is so increased will be determined by the board of directors of the Mid-Tier Holding Company in its sole discretion.

        6.3    Group Maximum Purchase Limit.    This Section 6.3 sets forth the "Group Maximum Purchase Limit." No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $800,000 of Mid-Tier Conversion Stock, except that: (a) the Mid-Tier Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Mid-Tier Conversion Stock offered in the Offering or (ii) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Mid-Tier Conversion Stock offered in the Offering; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the shares sold in the Offering. Notwithstanding the foregoing, in the event that the Mid-Tier Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 6.2) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 6.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted.

        6.4    Purchases by Officers and Directors.    The aggregate number of shares of Mid-Tier Conversion Stock to be purchased in the Offering by Officers and directors of the Bank (and their Associates) shall not exceed 25% of the total number of shares of Mid-Tier Conversion Stock issued in the Minority Stock Issuance (excluding shares held by any Non-Tax-Qualified Employee Benefit Plan or Tax-Qualified Employee Plan attributable to such person).

        6.5    Special Rule for Tax-Qualified Employee Plans.    Shares of Mid-Tier Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Mid-Tier Conversion Stock that Tax-Qualified Employee Plans may purchase pursuant to this Stock Issuance Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

        6.6    Increase in the Total Number of Shares Offered.    In the event that (a) the total number of shares of Mid-Tier Conversion Stock offered in the Offering is increased to an amount greater than the Range Maximum, and (b) there shall be additional shares of Mid-Tier Conversion Stock available after the Tax-Qualified Employee Plans shall have exercised their priority right (established pursuant to Section 5.5.3) to purchase shares exceeding the Range Maximum, any additional shares not purchased by the Tax-Qualified Employee Plans will be issued to fill unfulfilled subscriptions of other subscribers according to their respective priorities set forth in this Stock Issuance Plan.

        6.7    Illegal Purchases.    Notwithstanding any other provision of this Stock Issuance Plan, no Person shall be entitled to purchase any Mid-Tier Conversion Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority. The Mid-Tier Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

        6.8    Rejection of Orders.    The Mid-Tier Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Mid-Tier Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Stock Issuance Plan.

        6.9    Subscribers in Non-Qualified States or in Foreign Countries.    The Mid-Tier Holding Company will make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Mid-Tier Conversion Stock in states in which the offers and sales comply with such states' securities laws. However, no Person will be offered or allowed to purchase any Mid-Tier Conversion Stock under this Stock Issuance Plan if he or she resides (a) in a foreign country or (b) in a state of the United States with

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respect to which any of the following apply: (i) a small number of Persons otherwise eligible to purchase shares under this Stock Issuance Plan reside in such state; (ii) the offer or sale of shares of Mid-Tier Conversion Stock to such Persons would require the Mid-Tier Holding Company or its Employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

        6.10    No Offer to Transfer Shares.    Before the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Mid-Tier Conversion Stock, except pursuant to this Stock Issuance Plan. The following shall not constitute impermissible transfers under this Stock Issuance Plan. Any Person having subscription rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount ("Beneficiary") may, in exercising its subscription rights, direct that the Mid-Tier Conversion Stock be issued in the name of such individual Beneficiary in his individual capacity.

        6.11    Confirmation by Purchasers.    Each Person ordering Mid-Tier Conversion Stock in the Offering will be deemed to confirm that such purchase does not conflict with the purchase limitations in this Stock Issuance Plan.

        6.12    Minority Stock Issuance Limitations.

          6.12.1  The aggregate amount of outstanding Mid-Tier Common Stock owned or controlled by persons other than the MHC at the close of the Offering shall be less than 50% of the total outstanding Mid-Tier Common Stock.

          6.12.2  The aggregate amount of Mid-Tier Common Stock acquired in the Offering by any Non-Tax-Qualified Employee Plan or any Officer, director, trustee or corporator of the MHC, the Mid-Tier Holding Company or the Bank and his or her Associates, exclusive of any stock acquired by such Person in the secondary market, shall not exceed 10% of the shares issued in the Minority Stock Issuance. In calculating the number of shares held by any such Officer, director, trustee, corporator or Associate under this provision, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such Person shall not be counted.

          6.12.3  The aggregate amount of stock of the Mid-Tier Holding Company, whether common or preferred, acquired in the Offering by any Non-Tax-Qualified Employee Plan or any Officer, director, trustee or corporator of the MHC, the Mid-Tier Holding Company and the Bank and his or her Associates, exclusive of any stock acquired by such Persons in the secondary market, shall not exceed 10% of the stockholders' equity of the Mid-Tier Holding Company held by Persons other than the MHC at the close of the Offering.

          6.12.4  The aggregate amount of Mid-Tier Common Stock acquired in the Offering by any one or more Tax-Qualified Employee Plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 10% of the shares issued in the Minority Stock Issuance, and shall not exceed 4.9% of the outstanding shares of Mid-Tier Common Stock at the conclusion of the Offering.

          6.12.5  The aggregate amount of stock, whether common or preferred, acquired in the Offering by any one or more Tax-Qualified Employee Plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 10% of the stockholders' equity of the Mid-Tier Holding Company held by Persons other than the MHC at the close of the Offering, and shall not exceed 4.9% of the stockholders' equity of the Mid-Tier Holding Company at the conclusion of the Offering.

          6.12.6  The aggregate amount of Mid-Tier Common Stock acquired in the Offering by all Non-Tax-Qualified Employee Plans, Officers, directors, trustees and corporators of the MHC, the Mid-Tier Holding Company and the Bank and their Associates, exclusive of any stock acquired by such Persons in the secondary market, shall not exceed 25% of the outstanding shares of Mid-Tier Common Stock shares issued in the Minority Stock Issuance. In calculating the number of shares held by such Officers, directors, trustees, corporators and Associates under this provision, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such Persons shall not be counted.

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          6.12.7  The aggregate amount of stock, whether common or preferred, acquired in the Offering by all Non-Tax-Qualified Employee Plans, Officers, directors, trustees and corporators of the MHC, the Mid-Tier Holding Company and the Bank and their Associates, exclusive of any stock acquired by such Persons in the secondary market, shall not exceed 25% of the stockholders' equity of the Mid-Tier Holding Company held by Persons other than the MHC at the close of the Offering. In calculating the number of shares held by such Officers, directors, trustees, corporators and Associates under this provision, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such Persons shalt not be counted.

          6.12.8  The aggregate amount of Mid-Tier Common Stock acquired by all stock benefit plans of the Mid-Tier Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the shares of Mid-Tier Common Stock issued in the Minority Stock Issuance.

ARTICLE VII
Post Offering Matters

        7.1    Stock Purchases After the Minority Stock Issuance.    For a period of three years after the Offering, no Officer, director, trustee or corporator of the MHC, the Mid-Tier Holding Company or the Bank, or their Associates, may purchase, without the prior written approval of the Commissioner, the FDIC and the FRB, if required, any Mid-Tier Common Stock, except from a broker-dealer registered with the SEC, provided that the foregoing shall not apply to (a) negotiated transactions involving more than 1% of the outstanding Mid-Tier Common Stock or (b) purchases of stock made by and held by or otherwise made pursuant to any Tax-Qualified or Non-Tax-Qualified Employee Plan even if such stock is attributable to Officers, directors, trustees or corporators of the Bank, the Mid-Tier Holding Company or the MHC or their Associates.

        7.2    Resales of Stock by Management Persons.    Mid-Tier Conversion Stock purchased in the Offering by Officers, directors, and trustees of the Bank, the Mid-Tier Holding Company and the MHC or their Associates may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such Person, or upon the written approval of the Commissioner.

        7.3    Stock Certificates.    Shares of Mid-Tier Common Stock will be issued in book entry form. Stock certificates will not be issued. Appropriate instructions shall be issued to the Mid-Tier Holding Company's transfer agent with respect to applicable restrictions on transfers of stock set forth in Section 7.2. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock shall be subject to the same restrictions as apply to the restricted stock.

        7.4    Restriction on Financing Stock Purchases.    The Mid-Tier Holding Company will not offer or sell any of the Mid-Tier Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Mid-Tier Holding Company, the Bank or any of their Affiliates; provided, however, that the Mid-Tier Holding Company, or a subsidiary thereof, may loan funds to the ESOP for the purchase of Mid-Tier Conversion Stock.

        7.5    Stock Benefit Plans.    The board of directors of the Bank and/or the Mid-Tier Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers, directors and trustees of the Bank, the Mid-Tier Holding Company and the MHC, including an ESOP, an employer stock fund option in the 401(k) plan, stock award plans and stock option plans, which will be authorized to purchase Mid-Tier Common Stock and grant options for Mid-Tier Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Mid-Tier Conversion Stock in the Offering subject to the purchase priorities set forth in this Stock Issuance Plan. Pursuant to the Regulations, the Mid-Tier Holding Company may authorize the ESOP to purchase up to 8% of the Mid-Tier Conversion Stock to be issued in the Minority Stock Issuance and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 2% of the Mid-Tier Conversion Stock to be issued in the Minority Stock Issuance. The Bank or the Mid-Tier Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Mid-Tier Common Stock or to purchase issued and outstanding shares of Mid-Tier Common Stock or authorized but unissued shares of Mid-Tier Common Stock subsequent to the completion of the Offering; provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Stock Issuance Plan specifically authorizes the grant and issuance by the Mid-Tier Holding Company of (i) awards of Mid-Tier Common Stock after the Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Mid-Tier Conversion Stock issued in the Minority Stock Issuance, (ii) options to purchase a number of shares of Mid-Tier Common Stock in an amount equal to up to 10% of the number of shares of Mid-Tier Conversion Stock issued in the Minority Stock Issuance, and shares of Mid-Tier

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Common Stock issuable upon exercise of such options, and (iii) at the closing of the Offering or at any time thereafter, Mid-Tier Common Stock in an amount up to 8% of the number of shares of Mid-Tier Conversion Stock issued in the Minority Stock Issuance to the ESOP and an amount equal to up to 2% of the number of shares of Mid-Tier Conversion Stock issued in the Minority Stock Issuance to the Bank's 401(k) plan. Shares awarded pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Mid-Tier Holding Company's Mid-Tier Common Stock, or shares of Mid-Tier Common Stock purchased by the Mid-Tier Holding Company or such plans in the open market. Such limitations shall not apply if (a) the Recognition Plans or stock option plans are adopted no earlier than one year following the completion of the Offering, (b) all Common Stock awarded in excess of such limitations must be acquired in the secondary market and (c) such secondary market acquisitions must be no earlier than when such limitations can be exceeded.

        7.6    Market for Mid-Tier Common Stock.    If at the close of the Offering the Mid-Tier Holding Company has more than 300 shareholders of any class of stock, the Mid-Tier Holding Company shall use its best efforts to:

          7.6.1  Encourage and assist a Market Maker to establish and maintain a market for that class of stock;

          7.6.2  List that class of stock on a national or regional securities exchange, or on the NASDAQ system; and

          7.6.3  Promptly register the Mid-Tier Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Mid-Tier Common Stock for a period of three years thereafter.

        7.7    Liquidation Account.

          7.7.1  For purposes of granting a priority claim to the assets of the Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders (if any) who continue to maintain Deposit Accounts at the Bank, the Mid-Tier Holding Company will, at the time of Reorganization, establish a Liquidation Account in an amount equal to the product of (a) the percentage of outstanding Mid-Tier Common Stock issued in the Minority Stock Issuance and (b) the net worth of the Mid-Tier Holding Company set forth in its latest statement of financial condition contained in the final Prospectus distributed in connection with the Offering. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided for in this Section 7.7.1, the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Mid-Tier Holding Company.

          7.7.2  Each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date (if established), as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

          7.7.3  In no event will any Eligible Account Holder or Supplemental Eligible Account Holder (if any) be entitled to a distribution exceeding such holder's subaccount balance in the Liquidation Account.

          7.7.4  In the unlikely event of a complete liquidation of (a) the Bank or (b) the Bank and the Mid-Tier Holding Company (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holders of the Mid-Tier Holding Company's capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions, in which the Mid-Tier Holding Company is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

          7.7.5  The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder (if any) shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below.

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          7.7.6  If, at the close of business on the last day of any period for which the Mid-Tier Holding Company has prepared audited financial statements subsequent to the effective date of the Offering, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder (if any) is less than the lesser of: (a) the balance in the Deposit Account at the close of business on the last day of any period for which the Mid-Tier Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date (if established), or (b) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date (if established), then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 7.7.6, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Mid-Tier Holding Company subsequent to the Reorganization and only out of funds available for such purpose after payment of all creditors.

          7.7.7  The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Mid-Tier Holding Company or the Bank, except that the Mid-Tier Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below (i) the amount required for the Liquidation Account or (ii) the regulatory capital requirements of the Mid-Tier Holding Company (to the extent applicable). Neither the Mid-Tier Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account. Eligible Account Holders and Supplemental Eligible Account Holders (if any) do not retain any voting rights in either the Mid-Tier Holding Company or the Bank based on their liquidation subaccounts.

          7.7.8  For the three-year period following the completion of the Offering, the Mid-Tier Holding Company will not without prior approval of the Commissioner and the FRB: (i) sell or liquidate the Mid-Tier Holding Company or (ii) cause the Bank to be sold or liquidated. Upon the written request of the FRB and, if necessary, the Commissioner, the Mid-Tier Holding Company shall, or upon the prior written approval of the FRB and, if necessary, the Commissioner, the Mid-Tier Holding Company may, at any time after two years from the completion of the Offering, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders (if any) will be solely and exclusively established in a liquidation account established by the Bank. In the event such transfer occurs, the Mid-Tier Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the liquidation account established by the Bank and shall not be subject in any manner or amount to the claims of the Mid-Tier Holding Company's creditors. Approval of the Plan by the Members shall constitute approval of the transactions described herein.

        7.8    Repurchase of Stock.

          7.8.1  Based upon facts and circumstances following the Reorganization and subject to applicable regulatory and accounting requirements, the board of directors of the Mid-Tier Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (a) market and economic factors, such as the price at which the Mid-Tier Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Mid-Tier Holding Company's return on equity; (b) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund any stock plans adopted after the consummation of the Reorganization; and (c) any other circumstances in which repurchases would be in the best interests of the Mid-Tier Holding Company and its shareholders.

          7.8.2  The Mid-Tier Stock Holding Company may not repurchase any shares of Mid-Tier Conversion Stock within three years of its date of issuance, unless the repurchase:

            (a)   is part of a general repurchase made on a pro rata basis pursuant to an offer approved by the Commissioner and made to all shareholders of the Mid-Tier Holding Company (except that the MHC may be excluded from the repurchase with the Commissioner's approval);

            (b)   is limited to the repurchase of qualifying shares of a director;

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            (c)   is purchased in the open market by an Employee Plan in an amount reasonable and appropriate to fund such plan; or

            (d)   is limited to stock repurchases of no greater than 5% of the outstanding capital stock of the Mid-Tier Holding Company where compelling and valid business reasons are established to the satisfaction of the Commissioner.

        7.9    Offering Expenses.    The Regulations require that the expenses of the Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank, the Mid-Tier Holding Company and the MHC in effecting the Offering will be reasonable.

        7.10    Public Inspection of Applications.    The Bank, the Mid-Tier Holding Company and the MHC will maintain a copy of the Application in the main banking office of the Bank and such copy will be available for public inspection.

        7.11    Enforcement of Terms and Conditions.    Each of the Bank and the Mid-Tier Holding Company shall have the right to take all such action as they, in their sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Stock Issuance Plan and the terms, conditions and representations contained in the order forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the Bank and the Mid-Tier Holding Company, of such Person's eligibility to subscribe for or purchase shares of the Mid-Tier Conversion Stock under the terms of this Stock Issuance Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Mid-Tier Conversion Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Mid-Tier Holding Company, the Bank and their trustees, directors, Officers, Employees, corporators and agents shall be free from any liability to any Person on account of any such action.

        7.12    Voting Rights Following the Offering.    Following the Offering, the holders of the capital stock of the Mid-Tier Holding Company shall have exclusive voting rights in the Mid-Tier Holding Company.

        7.13    Waiver of Dividends.    Any waiver by MHC of a dividend payment by the Mid-Tier Holding Company shall require the prior approval of the Commissioner and the FRB.

        7.14    Proceeds of Future Stock Issuances.    The proceeds of any Mid-Tier Holding Company stock issuance plan which entails an offer to the general public shall be payable in cash to the Mid-Tier Holding Company.

ARTICLE VIII
Miscellaneous

        8.1    Interpretation of Plan.    All interpretations of this Stock Issuance Plan and application of its provisions to particular circumstances by the Bank, the Mid-Tier Holding Company and the MHC shall be final, subject to the authority of the Commissioner. When a reference is made in this Stock Issuance Plan to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Stock Issuance Plan unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents and headings contained in this Stock Issuance Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Issuance Plan. Whenever the words "include", "includes" or "including" are used in this Stock Issuance Plan, they shall be deemed to be followed by the words "without limitation."

        8.2    Amendment or Termination of the Plan.    If deemed necessary or desirable, the terms of this Stock Issuance Plan may be substantively amended by a majority vote of the members of the board of directors of the Bank as a result of comments from regulatory authorities at any time prior to approval of this Stock Issuance Plan by the Commissioner and at any time thereafter with the concurrence of the Commissioner. If amendments to this Stock Issuance Plan are made after the Special Meeting, no further approval of the Members will be necessary unless otherwise required by the Commissioner. This Stock Issuance Plan may be terminated by the board of directors of the Bank in its sole discretion, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner. This Stock Issuance Plan will terminate if the sale of all shares of Mid-Tier Conversion Stock is not completed within twenty-four months from the date of approval of this Stock Issuance Plan by the Members of the Bank.

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